Exhibit 10.15

FairPoint Communications, Inc. Incentive Recoupment Policy

Effective as of November 7, 2011

I. Establishment of Policy and Purpose

The Compensation Committee of the Board of Directors of FairPoint Communications, Inc. (the “Committee”) has determined that it is in the best interest of FairPoint Communications, Inc. (the “Company”) and its shareholders to adopt this FairPoint Communications, Inc. Incentive Recoupment Policy effective as of November 7, 2011 (the “Policy”). The purpose of the Policy is to authorize the Company to recover erroneously awarded compensation pursuant to applicable law and to deter Company employees from taking actions that could potentially harm the financial position of the Company.

II. Definitions

“Award” means a cash award, equity award or award denominated in shares of the Company’s common stock made under an Incentive Arrangement.

“Incentive Arrangement” means the Company’s Annual Incentive Plan, the Company’s Long Term Incentive Plan and any successors to such plans.

“Incentive Compensation” means any Award made or compensation paid in connection with an Incentive Arrangement.

“Participant” means any Company current or former employee who is or was both (i) a reporting person for purposes of Section 16 of the Securities and Exchange Act of 1934 and (ii) a participant in any of the Company’s Incentive Arrangements.

III. Application of Policy

The Committee shall, in all appropriate circumstances, require reimbursement of any Incentive Compensation payment to a Participant where: (1) the payment was predicated upon achieving certain financial results that were required to be reported under the securities laws that were subsequently the subject of a restatement of Company financial statements filed with the Securities and Exchange Commission due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, (2) the Committee determines the Participant engaged in fraud and/or intentional misconduct that caused or substantially caused the need for the restatement, and (3) a lower payment would have been made to the Participant based upon the restated financial results. In each such instance, the Company shall, to the extent practicable, seek to recover from the Participant the after-tax amount by which the Participant’s Incentive Compensation for the relevant period exceeded the lower after-tax payment that would have been made based on the restated financial results. The after-tax value in each instance shall be determined by the Company taking into account the total amounts withheld or, in the instance of a cashless exercise of an equity award, forfeited for payment of tax withholding. The foregoing shall be applied in accordance with the provisions of Section 10D of the Securities and Exchange Act of 1934, as amended and as implemented and effective pursuant to Securities and Exchange Commission rules and regulations.

The Committee shall make all determinations under this Part III of the Policy in its sole and absolute discretion (after providing any affected Participant with reasonable advance notice and an opportunity to be heard), and such determinations shall be conclusive and binding on all Participants.

IV. Miscellaneous

(A) Notwithstanding the Committee’s general discretion regarding the application and enforcement of the Policy, the Committee shall interpret and enforce the Policy in accordance with applicable law and to the extent required pursuant to the listing requirements of any national securities exchange or national securities association on which shares of the Company’s equity are traded. Accordingly, this Policy may be amended and/or restated from time to time.

(B) The Committee may elect not to seek recovery to the extent it determines (i) that to do so would be unreasonable, or (ii) that it would be in the best interest of the Company not to do so. In making such determination, the Committee shall take into account such considerations as it deems appropriate, including, without limitation, (A) the likelihood of success under governing law versus the cost and effort involved, (B) whether the assertion of a claim against a Participant may prejudice the interests of the Company, including in any related proceeding or investigation, (C) the passage of time since the occurrence of the act in respect of the intentional misconduct, and (D) any pending legal proceeding relating to the applicable intentional misconduct.

(C) This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer.

(D) This Policy shall only be applicable to Incentive Compensation that is both awarded and paid subsequent to the effective date of the Policy.

(E) Application of this Policy does not preclude the Company from taking any other action against a Participant, including termination of employment and all legal or equitable remedies including institution of civil or criminal proceedings, and no recovery under this Policy shall be deemed to limit such rights or offset the amount of civil damages.